Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SOLARWINDS, INC.

ARTICLE I

The name of this corporation is SolarWinds, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”), as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

The authorized capital stock of the Corporation shall consist of One Hundred Sixty-Nine Million Five Hundred Fifty-One Thousand Six Hundred Eighteen (169,551,618) shares of capital stock consisting of:

(i) One Hundred Twenty-Three Million (123,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and

(ii) Forty-Six Million Five Hundred Fifty-One Thousand Six Hundred Eighteen (46,551,618) shares of Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

The rights, preferences and limitations granted to and imposed on the Common Stock and the Preferred Stock shall be as set forth below in this Article IV. All sectional cross references in this Article IV shall be to Sections of this Article IV unless the context otherwise clearly requires. Certain capitalized terms used in this Article IV are defined in Section 6.

1. Dividends and Distributions.

1.1 Common Stock Dividends. Subject to the provisions of law and this Certificate of Incorporation, the holders of Common Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as the Board of Directors in its sole discretion may determine. No dividend shall be paid on any share of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock) unless all previously declared and unpaid dividends on the Preferred Stock provided for in Section 1.2 have been paid in full.

1.2 Preferred Stock Dividends. Subject to the provisions of law and this Certificate of Incorporation, holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends prior and in preference to any declaration or payment of any dividend to the holders of shares of Common Stock.

1.3 Participating Dividends. In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of the Preferred Stock shall be entitled, in addition to any dividends to which they may be entitled under Section 1.2, to receive the amount of dividends per share of Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of such Preferred Stock held by each holder could be converted pursuant to the provisions of Section 4.1.2 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

1.4 Record Date for Dividends, etc. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Common Stock or the Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

2. Liquidation, Dissolution or Winding-Up.

2.1 Preferred Stock Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of all debts and liabilities of the Corporation, the holders of shares of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the Liquidation Preference or (B) the amount that would be payable to such holders (taking into account payments to holders of Common Stock pursuant to Section 2.2 hereof) if the Preferred Stock had been converted into Common Stock pursuant to Section 4.1.2 hereof immediately prior to such liquidation, dissolution or winding-up of the Corporation. If upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed are insufficient to permit payment in full to the holders of the Preferred Stock, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of the Preferred Stock in accordance with the number of shares of Preferred Stock held by such holders.

2.2 Remaining Distributions. After payment has been made in full pursuant to Section 2.1 above, any remaining assets available for distribution to stockholders shall be distributed ratably among the holders of the Common Stock.

2.3 Treatment of Mergers, Consolidations, and Sales of Assets. Unless the holders of a majority of the Common Stock on an As Converted Basis agree in writing in advance otherwise, a Sale of the Corporation shall be deemed to be a liquidation, dissolution, or winding-up of the Corporation for purposes of this Section 2. The term “Sale of the Corporation” shall mean (i) a sale or exclusive license of all or substantially all of the assets of the Corporation, (ii) any reorganization, merger, or consolidation where the voting securities of the Corporation outstanding immediately preceding such transaction or the voting securities issued with respect to the voting securities of the Corporation outstanding immediately preceding such transaction represent less than 50% of the voting securities of the Corporation or surviving entity, as the case may be, following such transaction, or (iii) a transaction or series of related transactions resulting in the issuance or transfer of shares representing 50% or more of the voting securities of the Corporation other than any acquisition of such shares directly from the Corporation solely for cash in which no one person or entity or group of affiliated persons or entities acquires securities representing 50% or more of the voting securities of the Corporation. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all of any such Subsidiary’s or the Subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a sale of substantially all of the assets of the Corporation for purposes of the foregoing definition.

2.4 Distributions Other Than Cash. If the amount to be distributed to the holders of the Preferred Stock upon any liquidation, dissolution, or winding-up (including any transaction treated as such pursuant to Section 2.3) shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Board of Directors of the Corporation and the holders of a majority of the Common Stock on an As Converted Basis.

3. Voting Rights.

3.1 Preferred Stock. Except as otherwise provided in this Section 3 or as required by applicable law which cannot be superseded by the provisions of this Certificate of Incorporation, the holders of Preferred Stock shall not be entitled to any vote in respect of such shares on any matter, and such shares shall not be included in determining the number of shares voting or entitled to vote on such matter.

3.2 Common Stock.

3.2.1 General. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 3, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Section 3 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class.

3.2.2 Actions Requiring Requisite Stockholder Majority Consent. In addition to any vote or consent provided in this Certificate of Incorporation or required by applicable law, and except as expressly provided herein, the Corporation shall not, and shall not permit any Subsidiary to, take any of the actions set forth in clauses 3.2.2(i) and 3.2.2(ii) below, without the affirmative vote or written consent of the Requisite Stockholder Majority:

(i) permit the authorized number of directors on the Board of Directors of the Corporation to be other than eight (8); or

(ii) enter into any transaction with (x) any Affiliate or Senior Management, except for arms’ length employment agreements, or (y) any Affiliate of any stockholder of the Corporation.

3.2.3 Actions Requiring Majority Consent. In addition to any vote or consent provided in this Certificate of Incorporation or required by applicable law, and except as expressly provided herein, the Corporation shall not, and shall not permit any Subsidiary to, take any of the actions set forth in clauses 3.2.3(i) through 3.2.3(xiii) below, without the affirmative vote or written consent of the holders of a majority of the Common Stock on an As Converted Basis:

(i) amend, alter, modify, waive or repeal any provision of this Certificate of Incorporation, including by filing of a certificate of designation, or the Bylaws of the Corporation (whether by means of merger, consolidation, reorganization or otherwise);

(ii) create or issue (whether by amendment to this Certificate of Incorporation or by reclassification, merger, consolidation, reorganization or otherwise) any shares of capital stock or voting debt of the Corporation or securities convertible into shares of capital stock or voting debt;

(iii) approve the annual operating budget of the Corporation and its Subsidiaries, modify in any material respect any such budget or take any action that is or would be reasonably likely to be in material variance therefrom;

(iv) adopt or make a material amendment to any management equity program of the Corporation or any Subsidiary;

(v) incur or assume any indebtedness or issue any debt securities, or agree to any of the foregoing, in an aggregate amount equal to or greater than $1,000,000;

(vi) enter into or effect any transaction or series of related transactions, involving the purchase, rent, license, exchange or other acquisition by the Corporation or any of its Subsidiaries of any assets for consideration having a fair market value (as determined in good faith by the Board of Directors of the Corporation) in excess of $500,000, other than purchases, rentals, licenses, exchanges or other acquisitions of equipment and supplies in the ordinary course of business;

(vii) enter into or effect any transaction or series of related transactions in connection with or involving (i) the voluntary prepayment of debt of the Corporation or any of its Subsidiaries in an aggregate amount in excess of $1,000,000, (ii) the repurchase of securities of the Corporation or any of its Subsidiaries in excess of an aggregate amount of

$1,000,000 or (iii) the declaration and payment of dividends by the Corporation or any of its Subsidiaries in excess of $1,000,000 (other than dividends payable to the Corporation or any of its wholly owned Subsidiaries);

(viii) hire or remove, with or without cause, Donald C. Yonce, David A. Yonce, Douglas Rogers or the Chief Executive Officer of the Corporation or the chief executive officer of any Subsidiary from time to time;

(ix) enter into any joint venture or business alliance;

(x) increase or, except as specifically provided herein, decrease the authorized number of shares of Common Stock;

(xi) register any equity securities under the Securities Act of 1933 in connection with, or consummate, an Initial Public Offering;

(xii) sell, assign, exclusively license, or otherwise dispose of (each a “Sale”) or agree to any Sale, of any of the Corporation’s or any Subsidiary’s assets other than (x) Sales of inventory in the ordinary course of the business of the Corporation or such Subsidiary, or (y) Sales of assets at fair market value (as determined in good faith by the Board of Directors of the Corporation) in transactions or a series of related transactions that do not constitute greater than 5% of the fair market value of the Corporation’s assets as determined on a consolidated basis; or

(xiii) effect, or obligate itself to effect, any merger, consolidation, reclassification or reorganization involving the Corporation or any Subsidiary, any Sale of the Corporation or any dissolution, liquidation or winding up of the Corporation.

Notwithstanding anything to the contrary in this Certificate of Incorporation, any amendment, alteration, modification, waiver or repeal of any provision of this Certificate of Incorporation (whether by merger, consolidation, reorganization or otherwise) that affects one Investor Group dissimilarly from the other Investor Groups shall require the prior approval, by affirmative vote or written consent, of that dissimilarly treated Investor Group.

3.3 Board of Directors. The number of directors constituting the entire Board of Directors shall be eight (8) or such other number not less than eight (8) as determined by the Requisite Stockholder Majority from time to time.

4. Conversion of Preferred Stock.

4.1 Conversion of Preferred Stock.

4.1.1 Underwritten Public Offerings. Unless the Board of Directors otherwise determines, immediately upon the closing of a Qualified Public Offering, without any further action by the holders of such shares and without the payment of any consideration therefor, each outstanding share of Preferred Stock shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price. The “Conversion Price” shall initially be equal to the Common Purchase Price. This initial Conversion Price shall be subject to adjustment as hereinafter provided.

4.1.2 Voluntary Conversion of Preferred Stock. Each outstanding share of Preferred Stock shall, upon the vote or written consent of the Required Holders, be automatically converted, without any further action by the holders of such shares, into the number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken. Notice thereof shall be given by the Corporation to the holders of the Preferred Stock at least ten (10) days prior to the effective date of such conversion, unless the effective date is the date the vote is taken or within ten (10) days prior to such conversion, in which case the Corporation shall give such notice to the holders of the Preferred Stock within three (3) days after such vote.

4.1.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The determination of fractional shares shall be based on the aggregate number of shares of Preferred Stock surrendered for conversion by any holder of Preferred Stock and not on the individual shares of Preferred Stock held by such holder.

4.2 Surrender. On or after the date of occurrence of any conversion of the Preferred Stock, and in any event within ten (10) days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence of such event, each holder of record of shares of Preferred Stock being converted shall surrender such holder’s certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Preferred Stock are converted and cash as provided in Section 4.1.3 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. On the date of the occurrence of any conversion of the Preferred Stock, each holder of record of shares of such Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of such Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

4.3 Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all the outstanding Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-existing par value of the shares of Common Stock issuable upon conversion of Preferred Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.4 Adjustments to Conversion Price for Diluting Issues:

4.4.1 Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If, after the Original Issue Date, the Corporation shall issue (or pursuant to Section 4.4.2 be deemed to have issued) Additional Shares of Common Stock, without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale on a Fully Diluted Basis plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price in effect on the date of and immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after such issue or sale. The Required Holders may waive the right to any adjustment of the Conversion Price pursuant to this Section 4.4.1 with respect to any issuance (or deemed issuance) of Additional Shares of Common Stock.

4.4.2 Options and Convertible Securities. In the event the Corporation at any time shall issue any Options or Convertible Securities that are deemed Additional Shares of Common Stock or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

4.4.2.1 no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

4.4.2.2 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

4.4.2.3 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.4.3) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

4.4.2.4 no readjustment pursuant to Section 4.4.2.2 or 4.4.2.3 above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

4.4.2.5 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4.4.2 as of the actual date of their issuance.

4.4.3 Determination of Consideration. For purposes of Section 4.4, the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares of Common Stock shall be computed as follows:

4.4.3.1 Cash and Property: Such consideration shall: (i) insofar as it consists of cash, be computed as the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, or if requested by the Required Holders, as determined by independent accountants of recognized standing promptly selected by the Corporation to value such property, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to the receipt of such property; and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration received for the Additional Shares of Common Stock, computed as provided in the foregoing clauses (i) and (ii), as determined in good faith by the Board of Directors.

4.4.3.2 Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.2, relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

4.4.4 Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event that after the Filing Date, the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

4.4.5 Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.4.4 or a merger or other reorganization referred to in Section 2.3 above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to received, a number of shares of such other class or classes of stock equivalent to the number of shares of such stock that would have been subject to receipt by the holders of the Preferred Stock as if such holder had converted into Common Stock immediately before that change.

4.4.6 Equitable Adjustments. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate reduction in the Conversion Price so as to protect the rights of the holders of the Preferred Stock.

4.5 Consolidation or Merger. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another entity, other than a consolidation or merger which is treated as a liquidation pursuant to Section 2.3, then, as a part of such consolidation or merger, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor entity resulting from such consolidation or merger, to which a holder of Common Stock issuable upon such conversion would have been entitled on such consolidation or merger. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock after the consolidation or merger to the end that the provisions of this Section 4 and the number of shares acquirable upon conversion of such Preferred Stock shall be applicable after the consolidation or merger in as nearly equivalent a manner as may be practicable as before the consolidation or merger. For the avoidance of doubt, the Corporation may not take any action pursuant to this Section 4.5 without first obtaining any approvals that may be required to be obtained in connection with such action pursuant to Section 3.2.

4.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of the Preferred Stock. All adjustments made pursuant to this Section 4 shall be made to the nearest one hundredth of a cent.

4.7 Taxes on Conversion. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of the Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

4.8 Notice of Record Date. In the event that there occurs any of the following events or a vote of the Board of Directors or stockholders of the Corporation approving any of the following events:

4.8.1 the Corporation declares a dividend (or any other distribution) on its Common Stock payable in cash, Common Stock, other securities of the Corporation or otherwise;

4.8.2 the Corporation subdivides or combines its outstanding shares of Common Stock;

4.8.3 there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation;

4.8.4 the Corporation offers for subscription pro rata to the holders of any class of its stock any additional shares of stock of any class or other rights;

4.8.5 the Corporation issues any Common Stock, Convertible Securities or Options;

4.8.6 a Sale of the Corporation or any other consolidation or merger of the Corporation into or with another corporation; or

4.8.7 the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, within ten days of the occurrence of such event, and in any event at least ten days prior to the record date specified in (a) below or twenty days before the date specified in (b) below, a notice describing in reasonable detail the event in question and the proposed timing thereof, and if applicable, stating the following information:

(a) the record date of any such dividend, distribution, subdivision, combination or reclassification, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to any such dividend, distribution, subdivision, combination or reclassification are to be determined, or

(b) the date on which any Sale of the Corporation, consolidation, merger, sale, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Sale of the Corporation, consolidation, merger, sale, liquidation, dissolution, or winding-up.

5. Reacquired Shares. Any shares of Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and shall not be reissued, and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Preferred Stock accordingly.

6. Definitions. The following terms shall have the following respective meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or pursuant to Section 4.4.2 deemed to have been issued) by the Corporation at any time, other than (A) the issuance of any shares of Common Stock upon exercise of Options or conversion of Convertible Securities outstanding on the Original Issue Date, (B) the issuance of or grant of shares of Common Stock (including Options to purchase Common Stock) to officers, directors, employees of or consultants to the Corporation pursuant to any award approved by the Board of Directors, (C) the issuance of any shares of Common Stock upon conversion of any shares of Preferred Stock outstanding as of the Original Issue Date, (D) the issuance of Common Stock in events described in Section 4.4.4, (E) the issuance of Common Stock in connection with any acquisitions or strategic partnership transactions (other than transactions entered into primarily for equity financing purposes) that have been approved by the Requisite Stockholder Majority, or (F) the issuance of Common Stock to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions that are not entered into primarily for equity financing purposes and that have been approved by the Requisite Stockholder Majority.

“Affiliate” shall mean, with respect to any Person (as defined herein), any (w) director, officer or stockholder holding 10% or more of the capital stock (on a fully diluted basis) of such Person, (x) the estate or any legal representative of such Person, (y) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (z) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“As-Converted Basis” shall mean, for the purpose of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) the number of shares of Common Stock actually issued and outstanding at the time of such determination, and (b) the number of shares of Common Stock that is then issuable upon the exercise or conversion of all outstanding Preferred Stock.

“Bain Investors” shall mean, as of any date, Bain Capital Venture Integral Investors, LLC, BCV Coinvest SW, L.P. and their respective Affiliates.

“Common Purchase Price” shall mean, with respect to each share of Common Stock, $2.6852 (appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like involving the Common Stock occurring after the Filing Date).

“Conversion Price” has the meaning set forth in Section 4.1.1.

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock), or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Filing Date” shall mean the date on which this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

“Fully Diluted Basis” shall mean, for the purposes of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) shares of Common Stock actually issued and outstanding at the time of such determination, plus, (b) that number of shares of Common Stock that is then issuable upon the exercise, exchange or conversion of all then outstanding shares of Preferred Stock and all Options and Convertible Securities outstanding on the Original Issue Date that are exercisable or exchangeable for, or convertible into, shares of Common Stock.

“Initial Public Offering” shall mean the initial sale of shares of Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation pursuant to an initial public offering of such shares registered with the Securities and Exchange Commission.

“Insight Investors” shall mean, as of any date, Insight Venture Partners V, L.P., Insight Venture Partners (Cayman) V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., Insight Venture Partners V Coinvestment Fund, L.P., Insight Venture Partners IV, L.P., Insight Venture Partners IV (Fund B), L.P., Insight Venture Partners (Cayman) IV, L.P., Insight Venture Partners IV (Co-Investors), L.P. and their respective Affiliates.

“Investor Group” shall mean any one of (a) the Bain Investors, collectively, (b) the Insight Investors, collectively, and (c) the Yonce Group, collectively.

“Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $2.6852 (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Preferred Stock occurring after the Filing Date).

“Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issue Date” shall mean December 14, 2005.

“Person” shall mean without limitation an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability corporation, a trust, a joint venture, an unincorporated organization or a governmental authority.

“Public Offering Price” shall mean the price per share received by the Corporation or selling stockholders in connection with the sale of shares of Common Stock to the public in an Initial Public Offering or Qualified Public Offering (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering), net of the per share amount of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

“Qualified Public Offering” shall mean a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the net proceeds to the Corporation equal or exceed $50 million and after which the Common Stock is listed on the New York Stock Exchange or the NASDAQ Global Market.

“Required Holders” shall mean, at any time, the holders of a majority of the then outstanding shares of Preferred Stock.

“Requisite Stockholder Majority” shall mean, at any time, all of the groups listed below (and in each case for each group only so long as that group holds at least the Requisite Threshold):

(a) the holders of a majority of the Common Stock on an As Converted Basis held by the Bain Investors; and

(b) the holders of a majority of the Common Stock on an As Converted Basis held by the Insight Investors; and

(c) the holders of a majority of the Common Stock on an As Converted Basis held by the Yonce Group.

“Requisite Threshold” shall mean, with respect to any Investor Group, 25% of the Common Stock on an As Converted Basis (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Common Stock) issued to such Investor Group on the Original Issue Date.

“Sale of the Corporation” has the meaning set forth in Section 2.3.

“Senior Management” shall mean the Corporation’s Chairman, Chief Executive Officer, Chief Financial Officer and those employees that report directly to the Chief Executive Officer.

“Subsidiary” shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time 50% or more of the outstanding shares that represent either 50% of the voting power, 50% of the economic power, or control of the board of directors of such corporation or trust, other than directors’ qualifying shares.

“Yonce Group” shall mean Donald C. Yonce, David A. Yonce, their Affiliates, and any trust maintained for the benefit of any of the foregoing.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the By-laws made by the Board of Directors.

ARTICLE VII

Meetings of Stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

ARTICLE VIII

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE IX

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

ARTICLE XI

The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock on an As Converted Basis and without a separate class vote of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE XII

Notwithstanding any provision of law, the Corporation may, by contract, grant to some or all of the security holders of the Corporation preemptive rights to acquire stock of the Corporation, but no stockholders shall have any preemptive rights except as specifically granted.

ARTICLE XIII

Except upon the affirmative vote of stockholders holding all the issued and outstanding shares of capital stock of the Corporation, no amendment to this Certificate of Incorporation may be adopted by the Corporation which would impose personal liability for the debts of the Corporation on the stockholders of the Corporation or which would amend, alter, repeal or adopt any provision inconsistent with this Article XIII.

ARTICLE XIV

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XV

Subject to the limitations set forth in this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on February 6, 2008.

By:	/S/ MICHAEL S. BENNETT
Michael S. Bennett, President and CEO

CERTIFICATE OF INCORPORATION

SOLARWINDS, INC

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

SOLARWINDS, INC.

SolarWinds, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is SolarWinds, Inc. The corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on January 30, 2008.

B. This Certificate of Amendment was duly adopted by the corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

C. Article IV, Section 5 of the Certificate of Incorporation is hereby amended in its entirety so that, as amended, Article IV, Section 5 shall be and read as follows:

5. Reacquired Shares. Unless otherwise determined by the Requisite Stockholder Majority, any shares of Preferred Stock converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and shall not be reissued, and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Preferred Stock accordingly.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its President as of March 13, 2008.

SOLARWINDS, INC.

By:	/s/ MICHAEL S. BENNETT
Michael S. Bennett, President and Chief Executive Officer